Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Chris Watson 401-845-2441 IR@kvh.com
KVH Industries Reports Second Quarter 2024 Results

MIDDLETOWN, RI, August 1, 2024 — KVH Industries, Inc. (Nasdaq: KVHI), reported financial results for the quarter ended June 30, 2024 today. The company will hold a conference call to discuss these results at 9:00 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.
Second Quarter 2024 Highlights

•Total revenues decreased by 15% in the second quarter of 2024 to $28.7 million from $33.6 million in the second quarter of 2023.

•Airtime revenue decreased $3.9 million, to $23.0 million, or 15%, in the second quarter of 2024 compared to the second quarter of 2023.

•We recorded $1.2 million of employee termination costs in the second quarter of 2024 as a result of the staged wind-down of our manufacturing activities in our facility in Middletown, Rhode Island.

•Net loss in the second quarter of 2024 was $2.4 million, or $0.12 per share, compared to net income of $0.8 million, or $0.04 per share, in the second quarter of 2023.

•Non-GAAP adjusted EBITDA was $2.6 million in the second quarter of 2024, compared to $4.0 million in the second quarter of 2023.

Commenting on the company’s second quarter results, Brent C. Bruun, KVH’s Chief Executive Officer, said, “The maritime communications industry continues to undergo significant changes driven by the emergence of LEO networks. We have taken aggressive steps this year, both in anticipation of and in response to these changes, in order to position the company to adapt to new market realities. In addition to better positioning the company for the future, we anticipate that our recently completed reorganization should result in annualized operating expense savings of approximately $5.0 million, with a portion of those benefits having been realized in the second quarter of this year.

We had a slight increase in our total subscribing vessel count in the second quarter, reversing the decline in subscribers that we experienced during the first quarter. Since the start of the year we have activated more than 1,000 new Starlink terminals for new and existing customers, making it the fastest-growing service in the company’s history. We shipped a record number of antennas for the second consecutive quarter. In addition, we substantially increased shipments of our CommBox Edge Communications Gateway. Many of the new products shipped in the second quarter are being installed and awaiting activation. Historically, the number of shipments has been a strong leading indicator of future airtime and service subscription growth. Finally, our new bulk data distribution agreement with Starlink offers us increased flexibility in developing and selling custom plans. We are on our way to achieving our strategic, financial, and operational goals for 2024, and we believe we are on the path to emerge from our reorganization as a world-class solution provider built on global airtime and superior service and support.”

At this time, we are not making any adjustments to our guidance for revenue and adjusted EBITDA for 2024.

Financial Highlights - (in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
GAAP Results
Revenue	$28.7	$33.6	$57.9	$67.7
(Loss) income from operations	$(2.9)	$0.2	$(6.7)	$—
Net (loss) income	$(2.4)	$0.8	$(5.5)	$1.1
Net (loss) income per share	$(0.12)	$0.04	$(0.29)	$0.06

Non-GAAP Adjusted EBITDA	$2.6	$4.0	$4.6	$7.7
Second Quarter Financial Summary
Revenue was $28.7 million for the second quarter of 2024, a decrease of 15% compared to $33.6 million in the second quarter of 2023.

Service revenues for the second quarter were $24.7 million, a decrease of $4.1 million. The decrease in service sales was primarily due to a $3.9 million decrease in our airtime service sales.

Product revenues for the second quarter were $4.0 million, a decrease of 17%. The decrease in product sales was primarily due to a $1.1 million decrease in VSAT Broadband product sales and a $0.6 million decrease in TracVision product sales, partially offset by a $1.2 million increase in Starlink product sales.

Our operating expenses increased $0.1 million to $11.8 million for the second quarter of 2024 compared to $11.7 million for the second quarter of 2023. This increase was primarily due to $0.7 million of costs related to the reduction in our workforce beginning in February 2024, partially offset by a $0.3 million decrease in salaries, benefits and taxes, as well as additional offsets of $0.1 million related to external commissions and $0.1 million related to warranty expense.

Six Months Ended June 30 Financial Summary

Revenue was $57.9 million for the six months ended June 30, 2024, a decrease of 14% compared to $67.7 million for the six months ended June 30, 2023.

Service revenues for the six months ended June 30, 2024 were $49.7 million, a decrease of 14% compared to the six months ended June 30, 2023. The decrease in service sales was primarily due to a $7.4 million decrease in our airtime services sales.

Product revenues for the six months ended June 30, 2024 were $8.2 million, a decrease of 20% compared to the six months ended June 30, 2023. The decrease in product sales was primarily due to a $2.4 million decrease in VSAT Broadband product sales, a $1.4 million decrease in TracVision product sales, and a $0.5 million decrease in accessory product sales, partially offset by a $2.6 million increase in Starlink product sales.

Our operating expenses increased $0.9 million to $25.5 million in the six months ended June 30, 2024, compared to $24.6 million in the six months ended June 30, 2023. This increase was primarily due to $2.4 million of costs related to the reduction in our workforce beginning in February 2024 and a $0.7 million reduction in reimbursements made by EMCORE for expenses incurred under the transition services agreement relating to the sale of the inertial navigation business in August 2022. These expenses were partially offset by a $1.0 million decrease in professional fees, related to a decrease in legal fees, as well as additional accounting and consulting costs incurred during the six months ended June 30, 2023 to prepare our 2022 annual filings, a $0.3 million decrease in salaries, benefits and taxes, excluding costs related to the previously mentioned reduction in workforce, a $0.3 million decrease in computer expenses, a $0.2 million decrease in marketing expenses, and a $0.2 million decrease in external commissions.

Other Recent Announcement

•June 25, 2024 – KVH Signs Pooled Data Agreement with Starlink
Conference Call Details
KVH Industries will host a conference call today at 9:00 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures

This release provides non-GAAP financial information as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results and comparison to competitors’ operating results. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP adjusted EBITDA include the following: non-GAAP adjusted EBITDA represents net income (loss) from continuing operations before, as applicable, interest income, net, income tax expense (benefit), depreciation, amortization, stock-based compensation expense, goodwill impairment charges, long-lived assets impairment charges, charges for disposal of discontinued projects, loss on unfavorable future contracts, employee termination and other variable costs, executive separation costs, transaction-related and other variable legal and advisory fees, irregular inventory write-downs, excess purchase order obligations, gains and losses on sale of subsidiaries, and foreign exchange transaction gains and losses.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Because non-GAAP financial measures exclude the effect of items that increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.

KVH Industries, Inc. is a global leader in maritime and mobile connectivity delivered via the KVH ONE network. The company, founded in 1982, is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and more than a dozen offices around the globe. KVH provides connectivity solutions for commercial maritime, leisure marine, military/government, and land mobile applications on vessels and vehicles, including the TracNet, TracPhone, and TracVision product lines, the KVH ONE OpenNet Program for non-KVH antennas, AgilePlans Connectivity as a Service (CaaS), and the KVH Link crew wellbeing content service.
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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding projected financial results, the anticipated benefits of our restructuring and other initiatives, anticipated cost savings, our investment plans, our development goals, and the potential impact of our future initiatives on revenue, competitive positioning, profitability, and orders. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: continued increasing competition, particularly from lower-cost providers, low earth orbit satellite systems and other telecommunications systems, especially in the global leisure market, which is reducing demand for geosynchronous satellite services, including ours; potentially lower product and service margins from reseller arrangements; the risk that sales of Starlink terminals will slow down or decrease; potential hardware and software competition for our new CommBox product offerings; unanticipated obstacles to implementation of our manufacturing wind-down, unanticipated costs and expenses arising from the wind-down; unanticipated effects of the wind-down on our ongoing business; the risks associated with increased customer reliance on third-party hardware; the lack of future product differentiation; new service offerings from hardware providers; potential customer delays in selecting our services; the uncertain impact of continuing industry consolidation; the risk that our OpenNet program will lead to further reductions in sales of our satellite products; the risk that our current and future non-exclusive arrangements with Starlink and OneWeb will not provide material benefits; uncertainty regarding customer responses to new product and service introductions; challenges and potential additional expenses in retaining our employees, particularly in the current competitive labor market characterized by rising wages; uncertainties created by our new business strategy, which may impact customer recruitment and retention; the uncertain impact of ongoing disruptions in our supply chain and associated increases in our costs; the uncertain impact of inflation, particularly with respect to fuel costs, and fears of recession; the uncertain impact of the wars in Ukraine and the Middle East; unanticipated changes or disruptions in our markets; technological breakthroughs by competitors; changes in customer priorities or preferences; potential customer terminations; unanticipated liabilities; the potential that competitors will design around or invalidate our intellectual property rights; a history of losses; continued fluctuations in quarterly results; the uncertain impact of changes in trade policy, including actual and potential new or higher tariffs and trade barriers, as well as trade wars with other countries, all of which could change materially under a new presidential administration or a change in control of Congress; unanticipated obstacles in our product and service development, cost engineering and manufacturing efforts; adverse impacts of currency fluctuations; our ability to successfully commercialize our new initiatives without unanticipated additional expenses or delays; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the risk that declining sales of the TracNet H-series and TracPhone V-HTS series products and related services will reduce airtime gross margins; the risk that reduced product sales will continue to erode product gross margins and lead to increased losses; potential declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracNet H-series and TracPhone V-HTS series; exposure for potential intellectual property infringement; changes in tax and accounting requirements or assessments; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2024. Copies are available through our Investor Relations department and website, investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, KVH ONE, TracPhone, TracVision, AgilePlans, CommBox, and TracNet. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Sales:
Service	$24,674	$28,746	$49,712	$57,486
Product	3,999	4,840	8,228	10,243
Net sales	28,673	33,586	57,940	67,729
Costs and expenses:
Costs of service sales	15,469	15,534	29,513	31,610
Costs of product sales	4,299	6,218	9,607	11,531
Research and development	2,326	2,416	5,364	4,981
Sales, marketing and support	5,334	5,124	10,718	10,832
General and administrative	4,134	4,122	9,425	8,772
Total costs and expenses	31,562	33,414	64,627	67,726
(Loss) income from operations	(2,889)	172	(6,687)	3
Interest income	876	885	1,787	1,663
Other expense, net	(366)	(238)	(564)	(462)
(Loss) income before income tax (benefit) expense	(2,379)	819	(5,464)	1,204
Income tax (benefit) expense	(3)	46	75	64
Net (loss) income	$(2,376)	$773	$(5,539)	$1,140

Net (loss) income per common share
Basic	$(0.12)	$0.04	$(0.29)	$0.06
Diluted	$(0.12)	$0.04	$(0.29)	$0.06

Weighted average number of common shares outstanding:
Basic	19,381	19,153	19,333	19,018
Diluted	19,381	19,275	19,333	19,161

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Cash, cash equivalents and marketable securities	$49,260	$69,771
Accounts receivable, net	27,326	25,670
Inventories, net	22,715	19,046
Prepaid expenses and other current assets	19,191	4,331
Total current assets	118,492	118,818
Property and equipment, net	44,784	47,680
Intangible assets, net	1,014	1,194
Right of use assets	1,396	1,068
Other non-current assets	2,996	3,618
Deferred income tax asset	221	256
Total assets	$168,903	$172,634
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$22,552	22,412
Deferred revenue	1,586	1,774
Current operating lease liability	964	786
Total current liabilities	25,102	24,972
Long-term operating lease liability	421	289
Deferred income tax liability	2	1
Stockholders’ equity	143,378	147,372
Total liabilities and stockholders’ equity	$168,903	$172,634

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA
(in thousands, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Net (loss) income - GAAP	$(2,376)	$773	$(5,539)	$1,140
Income tax (benefit) expense	(3)	46	75	64
Interest income, net	(876)	(885)	(1,787)	(1,663)
Depreciation and amortization	3,738	3,459	6,985	6,920
Non-GAAP EBITDA	483	3,393	(266)	6,461
Stock-based compensation expense	722	578	1,244	874
Employee termination and other variable costs	1,183	—	3,360	—
Transaction-related and other variable legal and advisory fees	—	—	—	234
Foreign exchange transaction loss	248	56	269	110
Non-GAAP adjusted EBITDA	$2,636	$4,027	$4,607	$7,679